EXHIBIT (11)

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                     NALCO CHEMICAL COMPANY AND SUBSIDIARIES

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


                                                                    Three Months Ended              Nine Months Ended
(Amounts in thousands,                                                September 30,                   September 30,
except per share data)                                          1999               1998           1999           1998
                                                                ------           -------          ------         -------

Basic

      Average shares outstanding                                 67,490           65,731           66,488          65,957
                                                                =======          =======          =======         =======

      Net earnings                                              $46,043          $40,759         $137,457        $120,715
      Dividends on preferred stock,
       net of taxes                                              (2,590)          (2,854)          (7,975)         (8,636)
                                                                -------          -------         --------        --------

      Net earnings to common shareholders                       $43,453          $37,905         $129,482        $112,079
                                                                =======          =======         ========        ========


      Per share amounts:
  Net earnings to common shareholders                             $0.64           $0.58             $1.95           $1.70
                                                                =======         =======           =======         =======



Diluted

      Average shares outstanding
       used in Basic earnings per share                          67,490           65,731           66,488          65,957

      Effect of dilutive securities:
       Assumed conversion of
              preferred stock                                     6,934            7,554            7,113           7,611
       Stock options and contingently
              issuable shares                                     2,130              185            1,102             515
                                                                -------          -------          -------         -------

              TOTALS                                             76,554           73,470           74,703          74,083
                                                                =======          =======          =======         =======


      Net earnings                                              $46,043          $40,759         $137,457        $120,715
      Additional ESOP expense resulting
       from assumed conversion of
       preferred stock, net of taxes                               (962)          (1,088)          (2,995)         (3,313)
      Income tax adjustment on assumed
       common dividends                                            (242)            (289)            (803)           (863)
                                                                -------          -------          -------         -------

      Net earnings to common shareholders                       $44,839          $39,382         $133,659        $116,539
                                                                =======          =======         ========        ========


      Per share amounts:
  Net earnings to common shareholders                             $0.59           $0.54             $1.79           $1.57
                                                                =======         =======           =======         =======

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